THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF CARDERO RESOURCE CORP. (THE “COMPANY”) THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT; (B) TO THE COMPANY, (C) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S UNDER THE 1933 ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS OR (D) WITHIN THE UNITED STATES (1) IN ACCORDANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT PROVIDED BY RULE 144 OR RULE 144A THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS OR (2) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT OR APPLICABLE STATE SECURITIES LAWS, AND THE HOLDER HAS PROVIDED THE COMPANY, PRIOR TO SUCH OFFER, SALE OR TRANSFER WITH AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY THAT SUCH SECURITIES ARE REGISTERED UNDER THE 1933 ACT OR MAY BE SO OFFERED, SOLD OR TRANSFERRED WITHOUT REGISTRATION UNDER THE 1933 ACT OR APPLICABLE STATE SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

UNLESS PERMITTED UNDER APPLICABLE SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE DECEMBER 9, 2013.

CARDERO RESOURCE CORP.
Senior Secured Note

Issued to:	E.L. II PROPERTIES TRUST

Issued by:	CARDERO RESOURCE CORP.

Aggregate Principal Amount: $3,700,000

Issue Date:      August 8, 2013

ARTICLE 1
PROMISE TO PAY

1.1       Promise to Pay

            CARDERO RESOURCE CORP. (the “Corporation”), a company existing under the laws of the Province of British Columbia and having its chief executive office at Suite 2300 – 1177 West Hastings Street, Vancouver, British Columbia, V6E 2K3, for value received, hereby promises to pay to or to the order of E.L. II Properties Trust, its successors and permitted assigns (the “Holder”), at [Redacted] or at such other place as the Holder may direct at any time and from time to time, the amount of $3,700,000 on the Maturity Date (as hereinafter defined) (or such other date as amounts owing hereunder may become due and payable in accordance with the terms hereof) and to pay interest, payable in cash quarterly (in arrears), on the last Business Day of March, June, September and December of each calendar year on the principal amount outstanding and on all other amounts now or hereafter owing hereunder (including accrued and unpaid interest), at the rate of 10% per annum (calculated annually and not in advance) until and including the Maturity Date (or such other date as amounts owing hereunder may become due and payable in accordance with the terms hereof). Upon the occurrence of any Event of Default and thereafter, interest shall be calculated on the principal amount outstanding and all other amounts now and hereafter payable hereunder (including accrued and unpaid interest) at the rate of 10% per annum until indefeasible repayment and performance of all Obligations in full or a waiver of the Event of Default by the Holder in writing, as a reasonable and genuine pre-estimate of damages and not as a penalty. The principal amount owing from time to time, any interest payable thereon and all other amounts now or hereafter payable hereunder, and at any time outstanding hereunder, whether now existing or hereafter arising, as principal or surety, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred, together with any and all reasonable costs, fees and expenses incurred by the Holder in respect of any and all of the obligations and liabilities owing hereunder shall be referred to herein as the “Obligations”.

1.2       Transfer and Assignment

            The Holder may transfer and assign this Note and all other Transaction Documents to any Person without the consent of the Corporation; provided that: (a) the Holder notifies the Corporation of such transferee’s name and address; and (b) the Holder complies with the terms of any legends included on the first page of this Note. The terms and conditions of this Note shall enure to the benefit of and be binding upon the Holder’s successors and permitted assigns.

ARTICLE 2
INTERPRETATION

2.1	Definitions

In this Note:

	(a)	“Affiliate” has the meaning attributed to that term in the TSX Company Manual;

	(b)	“Associate” has the meaning attributed to that term in the TSX Company Manual;

	(c)	“Business Day” means a day other than a Saturday, Sunday or any other day on which Canadian chartered banks located in the City of Vancouver, Province of British Columbia are not open for business;

(d)

“Coal Licenses” means the coal licenses originally granted to Alan A. Johnson by the Ministry of Energy, Mines and Petroleum Resources on June 14, 2012 under nos. 418174 (as amended August 21, 2012), 418175 (as amended September 11, 2012), 418176 and 418177 and any licenses that may hereafter be issued by the Ministry of Energy, Mines and Petroleum Resources from any coal licence applications, now legally and beneficially owned by the Guarantor;

	(e)	“Change of Control” means the occurrence of any of the following events:

(i)

any Offeror, other than the Holder or an Associate or Affiliate thereof, has acquired beneficial ownership (within the meaning of the Securities Act (British Columbia)) of, or the power to exercise control or direction over, or securities convertible into, any Voting Shares of the Corporation, that together with the offeror’s securities in relation to the Voting Shares of the Corporation, would constitute Voting Shares of the Corporation representing more than 30% of the total voting power attached to all Voting Shares of the Corporation then outstanding;

(ii)

there is consummated any amalgamation, consolidation, statutory arrangement (involving a business combination) or merger of the Corporation (1) in which the Corporation is not the continuing or surviving corporation, or (2) pursuant to which any Voting Shares of the Corporation would be reclassified, changed or converted into or exchanged for cash, securities or other property, other than (in each case) an amalgamation, consolidation, statutory arrangement or merger of the Corporation in which the holders of the Voting Shares of the Corporation immediately prior to the amalgamation, consolidation, statutory arrangement or merger have, directly or indirectly, more than 50% of the Voting Shares of the continuing or surviving corporation immediately after such transaction;

(iii)

any Person or group of Persons shall succeed in having a sufficient number of its nominees elected as directors of the Corporation such that such nominees, when added to any existing directors after such election who was a nominee of or is an Affiliate or related Person of such Person or group of Persons, will constitute a majority of the directors; or

(iv)	the Guarantor ceases to be a direct or indirect wholly-owned Subsidiary of the Corporation;

(f)	“Closing Date” means the date of issuance of this Note to the Holder;

(g)	“Corporation” has the meaning attributed thereto in Section 1.1;

(h)	“Date of Prepayment” means a date specified in a written notice given by the Corporation to the Holder pursuant to Section 3.2;

(i)	“Debt” of the Corporation or the Guarantor, as the case may be, means, without duplication:

(i)

all of its indebtedness for or in respect of borrowed money, credit or other financial accommodation, including liabilities and obligations with respect to letters of credit, letters of guarantee, bankers’ acceptances or similar instruments issued or accepted by banks and other financial institutions for the account of the Corporation or the Guarantor;

(ii)	all of its indebtedness for or in respect of the purchase or acquisition price of property or services, whether or not recourse is limited to the repossession and sale of any such property;

(iii)	all obligations under any lease entered into as lessee which would be classified as a capital lease in accordance with IFRS;

(iv)	all obligations of it to purchase, redeem, retract or otherwise acquire any securities issued by the Corporation or the Guarantor where such obligation has been exercised or otherwise become payable;

(v)

all Debt (as hereinbefore defined) or any other debt which is directly or indirectly guaranteed by the Corporation or the Guarantor or which the Corporation or the Guarantor has agreed to purchase or otherwise acquire or in respect of which the Corporation or the Guarantor has otherwise assured a creditor against loss;

but for greater certainty, “Debt” shall not include unsecured trade debt incurred in the ordinary course of business consistent with past practice, nor any contingent liabilities in connection with contracts entered into in the ordinary course of business;

(vi)	the market value of all derivatives in respect of which the market value is negative/“out of the money” from the Corporation’s or the Guarantor’s perspective;

(j)	“Event of Default” has the meaning attributed thereto in Section 8.1;

(k)	“Exchanges” has the meaning ascribed thereto in the Subscription Agreement;

(l)	“Guarantor” means Cardero Coal Ltd., a wholly owned subsidiary of the Corporation;

(m)	“Holder” has the meaning attributed thereto in Section 1.1;

(n)

“IFRS” means international financial reporting standards, approved by the International Accounting Standards Board or each successor thereto (“IASB”), adopted by the Guarantor, as applicable, as at the date on which any calculation or determination is required to be made, provided that, in accordance with the international financial reporting standards, where the IASB includes a recommendation concerning the treatment of any accounting matter, such recommendation shall be regarded as the only international financing reporting standard;

(o)

“John Deere Lease” means the John Deere Commercial Lease Agreement (with Purchase Option) dated July 30, 2012 between Brandt Tractor Ltd. and the Guarantor pursuant to which Brandt Tractor Ltd. leases to the Guarantor a John Deere motor grader;

(p)	“Lender’s Default Notice” has the meaning attributed thereto in Section 9.1;

(q)

“Lien” means any lien, mortgage, charge, hypothec, pledge, security interest, assignment as security, option, warrant, lease, sublease, right to possession, right of distress, encumbrance, claim, title retention, trust claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property;

(r)	“Luxor” has the meaning ascribed thereto in the Subscription Agreement;

(s)	“Luxor Guarantee” has the meaning ascribed thereto in the Subscription Agreement;

(t)	“Luxor Notes” has the meaning ascribed thereto in the Subscription Agreement;

(u)	“Material Adverse Effect” has the meaning ascribed thereto in the Subscription Agreement;

(v)	“Maturity Date” means, subject to Section 3.3, the earlier of:

(i) December 31, 2013;

(ii) the date which is five Business Days after receipt by the Corporation of the Tax Credit; and

(iii) the date on which the Holder accelerates repayment of the Debt owing to it upon the occurrence of an Event of Default;

(w)

“Note”, “hereto”, “herein”, “hereof”, “hereby”, “hereunder”, and any similar expressions refer to this Note and the schedules attached hereto and not to any particular article, section or other portion hereof, and include any and every instrument supplemental hereto or amending or replacing any part hereof;

(x)	“Obligations” has the meaning attributed thereto in Section 1.1;

(y)

“Permitted Debt” means the Senior Secured Notes, the Luxor Notes, the Guarantee, the Luxor Guarantee, the John Deere Lease, the other indebtedness secured by Permitted Encumbrances and secured Debt or unsecured Debt that is subordinate to that of the Holders, subject to the provisions hereof, indebtedness owing by the Guarantor or the Corporation to the other, accounts payable incurred in the ordinary course of business and consistent with past practice, accrued liabilities, income tax, deferred revenues, operating leases incurred in the ordinary course of business and consistent with past practice, and capital lease obligations incurred in the ordinary course of business (subject to any limits established hereunder) and consistent with past practice, and includes, without limitation, the Corporation’s and the Guarantor’s obligations under its real property leases or subleases (including under or in connection with any municipal bonds in respect of the purchase of such real property) and any other debt the Holder may declare in writing to be Permitted Debt;

(z)	“Permitted Encumbrances” has the meaning attributed thereto in Schedule “A” hereto;

(aa)

“Person” is to be interpreted broadly and includes any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

(bb)

“Priority Payables” means the aggregate of any amounts accrued or payable (including interest and penalties) which arise by the operation of any applicable law and rank prior to or pari passu with any Lien held by the Holder, including in respect of wages, salaries, commissions or other remuneration, vacation pay, pension plan contributions and/or obligations, amounts required to be withheld from payments to employees or other persons for federal and provincial income taxes, employee Canada Pension Plan contributions or similar amounts payable under similar applicable legislation in other applicable jurisdictions and employee employment insurance premiums and additional amounts payable on account of employer Canada Pension Plan contributions or similar amounts payable under similar applicable legislation in other applicable jurisdictions and employer employment insurance premiums, federal or provincial goods and services or excise tax or similar amounts payable under similar applicable legislation in other applicable jurisdictions, or other sales or consumption taxes, employer health tax, amounts payable under the Workers Compensation Act (British Columbia) or similar legislation in other applicable jurisdictions, arrears of rent, utilities or other amounts payable in respect of the use of real property, amounts payable for repair, storage, transportation or construction or other services which may give rise to a possessory or registerable Lien and claims which unpaid trade suppliers could assert pursuant to Section 81.1 or Section 81.2 of the Bankruptcy and Insolvency Act (Canada) or similar claims/rights under similar applicable legislation in other applicable jurisdictions;

(cc)	“Project” means the Carbon Creek metallurgical coal deposit located in northeastern British Columbia;

(dd)	“Secured Parties” means, collectively, the Holder and the holders of the other Senior Secured Notes;

(ee)	“Secured Property” has the meaning attributed thereto in Section 4.1;

(ff)	“Security Documents” has the meaning attributed thereto in Section 4.1;

(gg)	“Senior Secured Notes” has the meaning attributed thereto in Section 6.1(a);

(hh)	“Subscription Agreement” means the subscription agreement dated as of the date hereof pursuant to which, inter alia, the Holder subscribes for this Note;

(ii)

“Subsidiaries” means any subsidiaries of the Corporation as such term is defined in Section 2(2) of the Business Corporations Act (British Columbia), including the Guarantor, and “Subsidiary” means any of the foregoing;

(jj)	“Tax Credit” means a tax credit payable to the Corporation arising from work done by it on the Carbon Creek project in 2012;

(kk)	“Transaction Documents” has the meaning ascribed thereto in Section 7.1; and

(ll)

“Voting Shares” means shares of capital stock of any class of any corporation carrying voting rights under all circumstances, provided that for the purposes of such definition, shares which only carry the right to vote conditionally on the happening of any event shall not be considered Voting Shares, whether or not such event shall have occurred, nor shall any shares be deemed to cease to be Voting Shares solely by reason of a right to vote accruing to shares of another class or classes by reason of the happening of such event.

2.2      Other Defined Terms

            Other capitalized terms used herein which are not defined herein have the meanings attributed thereto in the Subscription Agreement and the use of the term “including” shall mean “including, without limitation”.

2.3      Headings

            The inclusion of headings in this Note is for convenience of reference only and shall not affect the construction or interpretation hereof.

2.4      References to Sections

            Whenever in this Note a particular article, section or other portion thereof is referred to, such reference pertains to the particular article, section or portion thereof contained herein, unless otherwise indicated.

2.5      Currency

            Except where otherwise expressly provided, all amounts in this Note are stated and shall be paid in lawful currency of the United States of America.

2.6      Gender and Number

            In this Note, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

2.7      Invalidity of Provisions

            Each of the provisions contained in this Note is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

2.8      Amendment or Waiver

            No amendment or waiver of this Note shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Note shall constitute a waiver of any other provision nor shall any waiver of any provision of this Note constitute a continuing waiver unless otherwise expressly provided.

2.9      Governing Law; Attornment

            This Note shall be exclusively (without regard to any rules or principals relating to conflicts of laws) governed by, enforced and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Each of the Corporation, and, by its acceptance hereof, the Holder hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of British Columbia with respect to any matter arising under or relating to this Note.

2.10    Non-Business Days

            If any date on which any payment is due or any action is required to be taken is not a Business Day, the date for payment or taking such action shall be the next Business Day following the date specified for such payment or action.

2.11     Interest

            The annual rates of interests or fees to which the rates calculated in accordance herewith are equivalent, are the rates as calculated and multiplied by the actual number of days in the calendar year in which that calculation is made and divided by 365 or 366, as the case may be.

            The Corporation shall not be obligated to pay any interest hereunder to the extent such interest exceeds the effective annual rate of interest on the credit made available hereunder that would be lawfully permitted under the Criminal Code (Canada), each interest rate and fee being distinct and severable obligations and it is the intention of the parties hereto that any interest and fees shall be, and shall be deemed to be, reduced by the parties hereto in accordance with the maximum rate of interest lawfully permitted under the Criminal Code (Canada) without effecting the remaining terms and conditions hereof.

ARTICLE 3
PAYMENT, PREPAYMENT AND CHANGE OF CONTROL PAYMENT

3.1      Prepayment

            At any time and from time to time, the Corporation may prepay the outstanding Obligations under this Note in full or in part, without notice, penalty or payment of any additional fee. Any prepayment shall be applied first to reduce any outstanding interest, costs and fees, second to reduce the principal amount due on the Maturity Date.

3.2      Change of Control Payment

            At any time prior to the Maturity Date, in the event of the occurrence of a Change of Control, the Holder shall have the right, but not the obligation, in its sole and absolute discretion, to require the Corporation to purchase, either in whole or in part, this Note, at a price payable in cash equal to 110% of the principal amount of the Note being purchased under this Section 3.2 plus accrued and unpaid interest up to and including the date set forth for the closing of the Change of Control transaction (the “Change of Control Price”).

3.3      Notice of Change of Control

            Immediately on becoming aware of Change of Control having occurred or being contemplated, the Corporation shall notify the Holder and, subject to Section 3.2, the Holder shall have 10 Business Days to elect to exercise its right to require the Corporation to purchase, either in whole or in part, this Note under Section 3.2, by providing written notice of such exercise to the Corporation and surrendering the Note to the Corporation.

3.4      Method of Payment of Change of Control Price

            The Corporation shall pay and satisfy the Change of Control Price on the date of closing of the Change of Control transaction by sending by prepaid ordinary mail a certified cheque or other transfer of funds to the Holder for such Change of Control Price payable to the order of the Holder or as the Holder may otherwise in writing direct. In the event of non-receipt of any certified cheque or other transfer of funds for the Change of Control Price by the Holder, the Corporation will cause to be issued to the Holder a replacement certified cheque or replacement transfer of funds for like amount upon the Corporation being furnished with such evidence of non-receipt as the Corporation shall reasonably require and upon being indemnified to its satisfaction, acting reasonably.

3.5      Failure to Surrender Note in Change of Control

            In case the Holder for repurchase of the Note in a Change of Control transaction fails to surrender this Note on or before the closing of the Change of Control transaction, the Change of Control Price shall be set aside in trust, in a chartered bank or with counsel to the Corporation in a bank account with interest accruing thereon and shall be deemed to be payment in full to the Holder. To that extent the Note shall thereafter not be considered as outstanding hereunder, the Holder shall have no other right except to receive payment out of the Change of Control Price so paid and deposited together with any accrued interest thereon, which amount the Corporation shall request to be paid upon surrender and delivery of such Holder's Note. In the event that any money required to be deposited hereunder shall remain so deposited for a period of five years less one day from the Closing of the Change of Control transaction, then such monies shall at the end of such period be paid over to the Corporation on its written demand.

3.6      Cancellation of Note Redeemed

            If the Holder requires the Corporation to purchase less than all of the aggregate outstanding principal amount of the Note under this Article 3, upon surrender of the Note for payment of the Change of Control Price, the Note shall be cancelled and the Corporation shall execute one or more new Notes for the remaining part of the principal amount of the Note so surrendered. If the Holder requires the Corporation to purchase all of the aggregate outstanding principal amount of the Note under this Article 3, upon surrender of the Note for payment of the Change of Control Price, the Note shall be cancelled and no Notes shall be issued in substitution therefor.

ARTICLE 4
SECURITY

4.1	Security in favour of the Secured Parties

(a)

As general continuing collateral security for the payment of the Obligations, the Corporation shall execute and deliver in favour of the Secured Parties, inter alia, a general security agreement (the “General Security Agreement”), granting the Secured Parties a first ranking security interest (subject to Permitted Encumbrances) in and to all undertakings, property and assets (including any Liens in its favour) of the Corporation (the “Secured Property”), in form and substance satisfactory to the Secured Parties and its counsel.

(b)

As additional security for the payment of the Obligations all of the shares in the Guarantor held by the Corporation shall be pledged to the Secured Parties pursuant to a share pledge agreement to be executed and delivered by the Corporation, in favour of the Secured Parties (such share pledge agreement, together with the General Security Agreement, the “Security Documents”).

	(c)	The priority of the security under the Security Documents shall only become first ranking upon Luxor having fully complied with Section 10.6 of the Luxor Notes.

ARTICLE 5
GUARANTEE

5.1      Guarantee

            As it is in the interests of the Guarantor that the Luxor Demand be satisfied, the Corporation shall cause the Guarantor to execute and deliver in favour of the Secured Parties, a guarantee (the “Guarantee”) pursuant to which the Guarantor irrevocably and unconditionally guarantees to the Secured Parties the due and punctual payment, and due performance of the Obligations hereunder.

ARTICLE 6
PARI PASSU ARRANGEMENTS

6.1	Pari Passu Arrangements

The Holder hereby acknowledges and agrees with the Corporation:

(a)

that all senior secured notes of the Corporation issued to the Secured Parties on the date hereof representing an aggregate principal amount of $5,700,000 (collectively, the “Senior Secured Notes”), the Obligations and all indebtedness secured thereby or by any portion thereof shall, in all respects, rank pari passu, equally and ratably among the Secured Parties, to the effect that all funds received by any Secured Party from the Corporation and all proceeds of realization of any of the Obligations shall be distributed between the Secured Parties on a pro rata basis, based upon the respective amounts owing to them by the Corporation, except that the parties acknowledge that if the Corporation receives the Tax Credit it is obligated to apply it to, and it shall be applied to, repayment in full of the Senior Secured Note in favour of the Holder to the exclusion of Kopple Family Partnership, LP; and

	(b)	not to take any actions hereunder, including to:

		(i)	commence any proceedings to enforce or realize upon the Obligations held by it; and

		(ii)	fulfill or waive any matters hereunder,

except with the consent of Secured Parties who, together with the Holder, hold at least two-thirds the principal amounts of all indebtedness secured by the Senior Secured Notes, and to co-operate fully with the other Secured Parties in connection with any enforcement or realization of the Obligations.

ARTICLE 7
COVENANTS OF THE CORPORATION

7.1      General Covenants

            For as long as this Note remains outstanding, the Corporation declares, covenants and agrees as follows:

(a)	Use of Proceeds. The Corporation shall only use the aggregate principal amount of the Senior Secured Notes:

(i)	to satisfy the Luxor Demand; and

(ii)	to provide to for general working capital purposes of the Corporation and its Subsidiaries for the remainder of the funds advanced to the Corporation on issuance of the Senior Secured Notes.

(b)

To Pay Principal and Interest. The Corporation will duly and punctually pay the principal and interest accrued on this Note and all other amounts owing to it at the time and in the manner specified herein and in the other Transaction Documents and the Corporation will duly observe and perform all of the terms and covenants contained in this Note and in the other Transaction Documents and in every other covenant and undertaking hereafter given by the Corporation to the Holder.

(c)

Maintain Corporate Existence. The Corporation shall (and shall cause the Guarantor to) maintain its corporate existence, carry on and conduct its business in a proper and business-like manner, take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and comply with all applicable legal requirements.

(d)

Delivery of Secured Property and Perfection. The Corporation shall facilitate such registrations and shall obtain such consents, at the sole cost and expense of the Corporation, as may be required or desirable and as requested by the Holder, to preserve, protect or perfect the security interests to be created with respect to the Secured Property. Notwithstanding the foregoing, only the shares in the capital of the Guarantor shall be pledged to the Holder pursuant to the terms and conditions of a securities pledge agreement dated the date hereof, as the same may be amended, modified, renewed, supplemented, replaced or extended from time to time and no other securities of the Corporation or any other of its Subsidiaries will be pledged in favour of the Holder.

(e)

No Encumbrances. The Corporation shall not (and shall cause the Guarantor to not) create, assume or suffer to exist any Lien (other than Permitted Encumbrances), including, without limitation, any agreement to give any of the foregoing or any conditional sale or other title retention agreement, upon all or any part of the Secured Property. The Corporation will defend the Secured Property against, and will take such other action as is necessary to remove, any and all security interests on and claims in respect of the Secured Property other than the security interests created by the Security Documents and Permitted Encumbrances, and the Corporation will defend the right, title and interest of the Holder in and to the Secured Property against the claims and demands of all Persons.

(f)

Operating Leases. The Corporation shall not (and shall cause the Guarantor to not) enter into or maintain operating leases such that the aggregate annual expenditure on such operating leases would be greater than the sum of (i) $100,000 and (ii) the aggregate annual expenditure on any operating leases (other than real property leases) acquired by the Corporation or the Guarantor as a result of any new acquisition of a business or company by the Corporation or the Guarantor.

(g)

Insurance. The Corporation shall (and shall cause the Guarantor to) insure and keep insured its properties customarily insured by companies carrying on a similar business in similar locations, or owning or operating similar properties, against all risks, including but not limited to, business interruption, product liability and all risks insurance, with the Holder being a loss payee (as its interest may appear) on all such insurance and an additional insured.

(h)

Non-arm’s Length Transactions. The Corporation shall (and shall cause the Guarantor to) not enter into any transaction with any officer, director, employee, shareholder or any Person not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) or any Affiliate of any of the foregoing (specifically excluding any employment or option agreement or intercompany indebtedness or transactions between a Subsidiary and the Corporation).

(i)

Subscription Agreement. The Corporation shall observe each term, covenant and agreement contained in the Subscription Agreement and the Security Documents, and all of its material agreements, instruments and documents listed on any schedule to or contemplated in the Subscription Agreement (collectively, the “Material Agreements”).

(j)

Priority Payables. The Corporation shall (and shall cause the Guarantor to) withhold and remit and pay any and all Priority Payables, the failure of which could result in the imposition of a Lien becoming registered or enforceable against any of the Corporation’s assets.

(k)	Negative Covenants. Without the prior written consent of the Holder, The Corporation shall (and shall cause the Guarantor to) not:

	(i)	incur, issue or make any request for or permit any Debt, except for the Permitted Debt;

	(ii)	grant or permit the existence of any security for Debt other than the Permitted Encumbrances;

	(iii)	not alter its outstanding share capital by way of share split, consolidation or reorganization;

(iv)

sell, lease, exclusively licence or transfer or dispose of all or substantially all of its assets or wind-up or liquidate the Corporation or the Guarantor pursuant to any transaction where the repayment of the Note is not provided for;

(v)

merge, amalgamate or enter into another form of business combination or reorganization (including any joint venture or partnership) other than with a Subsidiary owned and controlled by the Corporation;

(vi)

make any payment of any dividend and/or other distribution to any shareholder other than the Corporation, other than payment of director’s fees, salaries, bonuses, commissions and any payments of a similar nature in the ordinary course of business and consistent with past practice and existing agreements;

(vii)

continue the Corporation or the Guarantor into a jurisdiction in which it is not currently organized or incorporate or establish the Guarantor in a manner which may prejudice the Holder or could reasonably be expected to result in a Material Adverse Effect on the Holder’s secured position or the assets, business, operations or prospects of the Corporation or the Guarantor;

(viii)	make any material amendments to its notice of articles, articles or bylaws or the nature of its business;

(ix)

provide or permit the Corporation or the Guarantor to provide a guarantee in respect of the obligations of any Person, other than guarantees given in respect of indebtedness secured by a Permitted Encumbrance in respect of the Corporation or the Guarantor or in respect of Permitted Debt in respect of the Corporation or the Guarantor;

(x)	other than Permitted Debt in respect of the Corporation or the Guarantor, lend money to or invest money in any Person, whether by way of loan or acquisition of debt obligations;

(xi)

other than in respect of Permitted Debt, enter into any instrument, contract document or agreement which specifically prohibits the granting of any Lien or assignment by way of security in the assets of the Corporation or the Guarantor;

(xii)

change its name or the location of any of its assets, head office, or chief executive office, except that inventory or equipment may be transferred in the ordinary course of business by the Corporation or the Guarantor to each other provided that such Person has executed and delivered a security agreement over its assets to the Holder and has complied with all of its Obligations;

(xiii)	agree or otherwise commit to take any action described in paragraphs (i)-(xiii) above.

(l)

Further Documentation. The Corporation will from time to time at its expense promptly and duly authorize, execute and deliver such further instruments and documents, and take such further action, as the Holder may reasonably request for the purpose of preserving the Secured Property, and full benefits of, and the rights and powers granted by, the Security Documents (including the filing of any financing statements or financing change statements under any applicable legislation, application for the registration or an application for the registration of a rectification with respect to the Secured Property and including any steps required to register security on owned real property if necessary). The Corporation acknowledges that the Security Documents have been prepared based on the existing laws at this time and that a change in such laws may require the execution and delivery of different forms of security documentation. Accordingly, the Corporation agrees that the Holder will have the right to require that the Security Documents be amended, supplemented or replaced in the event of any such change in applicable laws, and that the Corporation will immediately on request by the Holder authorize, execute and deliver any such amendment, supplement or replacement (i) to reflect any changes in such laws, whether arising as a result of statutory amendments, court decisions or otherwise, (ii) to facilitate the creation and registration of appropriate security in all appropriate jurisdictions, or (iii) if the Corporation merges or amalgamates with any other Person or enters into any corporate reorganization, in each case in order to confer on the Holder security interests similar to, and having the same effect as, the security interests created by the Security Documents.

(m)

Delivery and Pledge of Certain Collateral. After the expiry of any applicable cure period resulting in an Event of Default which has not been waived in writing by the Holder, promptly upon request from time to time by the Holder, the Corporation will deliver (or cause to be delivered) to the Holder, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Holder may reasonably request, any and all instruments, investment property, securities, documents of title and chattel paper included in or relating to the Secured Property as the Holder may specify in its request (other than Secured Property to which the holder of a Permitted Encumbrance holds a prior ranking charge).

(n)

Payment of Expenses; Indemnification. The Corporation shall promptly pay upon demand therefor, and pursuant to the Guarantee, together with the Guarantor on a joint and several basis, indemnifies and saves the Holder harmless from and against, any and all actions, claims, proceeding, debts, liabilities, obligations, losses, costs and expenses (including reasonable legal fees (without reduction for tariff rates or similar reductions) and expenses and any sales, goods and services or other similar taxes payable to any governmental authority with respect to any such liabilities, costs and expenses) incurred by the Holder in connection with, arising out of, or in any way relating to, (i) the entering into of the Subscription Agreement, the Security Documents, the Guarantee or this Note (collectively, the “Transaction Documents”), (ii) the enforcement of any of the Transaction Documents, (iii) any failure or delay by the Corporation or the Guarantor in performing or observing any of its obligations under any of the Transaction Documents, or (iv) the performing or observing by the Holder of any of the covenants or obligations of the Corporation or the Guarantor under any of the Transaction Documents except, in each case, to the extent such action, claim, proceeding, debt, liability, obligation, loss, cost or expense results from the gross negligence or wilful misconduct of the Holder.

(o)	Maintenance of Records. The Corporation will keep and maintain accurate and complete records of the Secured Property.

(p)

Right of Inspection. The Holder may, at any time during normal business hours, upon reasonable notice, without charge, examine all books and records evidencing or relating to the Secured Property, and may discuss the affairs, finances and accounts of the Corporation and the Guarantor in a reasonable and professional manner with its officers, customers, suppliers, taxing or other governmental regulatory authorities and accountants in the presence of such representatives of the Corporation as the Corporation may designate. The Holder may also, upon reasonable notice, without charge, during normal business hours, enter the premises of the Corporation and the Guarantor including, where any of the Secured Property is located for the purpose of inspecting the Secured Property, observing its use or otherwise protecting its interests in the Secured Property. The Corporation, at its expense, will provide the Holder with such clerical and other assistance as may be reasonably requested by the Holder to exercise any of its rights under this paragraph.

(q)

Other Information. The Corporation will and will cause the Guarantor to provide to the Holder, at the request of the Holder acting reasonably, such other documentation and information concerning the Corporation or the Guarantor and their business as the Holder may reasonably require at any time and from time to time.

(r)

Limitations on Dispositions of Collateral. Other than in the ordinary course of business, the Corporation will not, without the Holder’s prior written consent, sell, lease, exclusively licence or otherwise dispose of any of the Secured Property, except that inventory may be sold, leased or otherwise disposed of, equipment that is obsolete or requires replacement may be replaced provided it meets any conditions hereunder with respect to capital expenditures, and accounts may be collected, all in the ordinary course of business and consistent with past practice. After the occurrence of any Event of Default which has not been waived in writing by the Holder, all proceeds of the Secured Property (including all amounts received in respect of accounts receivable), whether or not arising in the ordinary course of the Corporation’s business, shall be, and shall be deemed to be, held separate and apart and received by the Corporation as trustee and agent and for the exclusive benefit of the Holder and will be immediately paid over to the Holder.

(s)

Notices. Upon becoming aware of same, the Corporation shall provide prompt written notice to the Holder in accordance with Section 10.7 hereof, of (i) any Lien (other than the security interests created by the Security Documents and Permitted Encumbrances) on, or claim asserted against, any of the Secured Property, (ii) the occurrence of any event, claim or occurrence that is or could reasonably be expected to have a Material Adverse Effect on the operations or property of the Corporation and the Guarantor taken as a whole or the secured position or value of the Secured Property, (iii) any change in the location of the chief executive office or principle place of business of the Corporation or the Guarantor and hereby covenants to use best efforts to procure a landlord acknowledgement in connection with any North American location, (iv) any change in the location of any of the corporeal or tangible material Secured Property (including additional locations), and hereby covenants to use best efforts to procure a landlord acknowledgement in connection with any North American location, and (v) any material loss of or damage to any of the Secured Property.

(t)

Limitations on Modifications, Waivers, Extensions.Other than in the ordinary course of business, the Corporation will not, and will cause its Subsidiaries not to, (i) amend, modify, terminate or waive any provision of any permit, contract or any agreement giving rise to an account in any manner which is or could reasonably be expected have a Material Adverse Effect on the Holder’s secured position or the assets, business, operations or prospects of the Corporation and the Guarantor taken as a whole, or (ii) fail to exercise promptly and diligently its rights under each permit, contract and agreement giving rise to an account if such failure is or could reasonably be expected to have a Material Adverse Effect on the Holder’s secured position or the assets, business, operations or prospects of the Corporation and the Subsidiaries taken as a whole.

(u)	Return of Luxor Security. The Corporation will promptly notify the Secured Parties once Luxor has fully complied with Section 10.6 of the Luxor Notes.

(v)	Tax Credit. If the Corporation receives the Tax Credit on or before the Maturity Date it shall use the proceeds from the Tax Credit to prepay the Note in full.

7.2      Spin-Out of Iron Ore Assets Permitted

            Notwithstanding any other provision of the Transaction Documents, nothing in the Transaction Documents shall prevent or restrict the Corporation, directly or through any Subsidiary, from proposing, adopting or effecting, and the consent of the Holder shall not be required for the Corporation to propose, adopt or effect, a statutory plan of arrangement to “spin-out” the iron ore assets legally and beneficially owned by Cardero Ghana Limited, into another company in which the shareholders of the Corporation shall hold an equity interest upon the completion of such transaction, provided that:

(a)	such iron ore assets do not relate, directly or indirectly, to the Project; and

(b)

such transaction could not reasonably be expected to have a Material Adverse Effect on the operations or property of the Corporation and the Guarantor taken as a whole or the secured position or value of the Secured Property.

7.3      Sale of Shares of Certain Subsidiaries Permitted

            Notwithstanding any other provision of the Transaction Documents, nothing in the Transaction Documents shall prevent or restrict the Corporation, directly or through any Subsidiary, from proposing, adopting or effecting, and the consent of the Holder shall not be required for the Corporation to propose, adopt or effect, the sale of shares of Minerales y Metales California, S.A. De CV, a Subsidiary, or the sale of shares of Cardero Hierro del Peru, S.A.C., a Subsidiary, provided that:

(a)	such transactions do not relate, directly or indirectly, to the Project; and

(b)

such transactions could not reasonably be expected to have a Material Adverse Effect on the operations or property of the Corporation and the Guarantor taken as a whole or the secured position or value of the Secured Property.

ARTICLE 8
EVENTS OF DEFAULT

8.1	Events of Default

Any of the following shall constitute an Event of Default under this Note:

	(a)	failure by the Corporation to pay in cash, all or any part of the Obligations within three (3) days of when due and payable;

	(b)	the Corporation or the Guarantor ceases or threatens to cease to carry on business in the normal course or any material part of its business;

(c)

the Corporation or the Guarantor becomes unable to satisfy its liabilities as they become due and/or the realizable value of its assets is less than the aggregate sum of its liabilities, or any of them otherwise commit an act of bankruptcy or admits that it is “insolvent”;

(d)

the Corporation, the Guarantor, any creditor of the Corporation or the Guarantor or any other Person institutes any proceeding or takes any corporate action or executes any agreement in connection with the commencement of any proceeding which the Corporation is not contesting in good faith and by appropriate proceedings to the satisfaction of the Holder, acting reasonably, and reserves satisfactory to the Holder, acting reasonably, have not been taken and such proceedings are not permanently stayed or dismissed within thirty (30) days from the date of commencement thereof:

(i) seeking to adjudicate the Corporation or the Guarantor a bankrupt or insolvent;

(ii)

seeking liquidation, dissolution, winding-up, reorganization, arrangement, protection, relief or composition of the Corporation or the Guarantor or any material part of their property or debt, or making a proposal with respect to the Corporation or the Guarantor under any law relating to bankruptcy, insolvency, reorganization or compromise of debts or other similar laws; or

(iii)

seeking appointment of a receiver, receiver and manager, trustee, agent, custodian, monitor, liquidator or similar official for the Corporation or the Guarantor or for any part of their properties and assets or for any part of the Secured Property;

(e)

a receiver, receiver and manager, trustee, custodian, monitor, liquidation or similar official is appointed in respect of the Corporation or the Guarantor or any of the Secured Property which is not immediately contested and stayed by legitimate and appropriate proceedings;

(f)

there occurs any execution, distress or other enforcement process, whether by court order or other formal or informal proceeding, in respect of any amount in excess of $25,000 which is not immediately contested and stayed by legitimate and appropriate proceedings;

(g)

other than a payment default under subsection (j) below, the occurrence of any default, or any event or condition which, with the giving of notice or passage of time, or both, would constitute a default by the Corporation or the Guarantor under the terms of any other Debt in excess of $50,000 which is not cured within five (5) days;

(h)

if any representation or warranty made by the Corporation or the Guarantor in any of the Material Agreements or any other document, instrument or agreement executed and delivered by the Corporation or the Guarantor at any time to or in favour of the Holder is untrue or incorrect in any material respect as of the date on which it is made;

(i)

the Corporation or the Guarantor fails to observe any term, covenant or agreement contained herein, any other Transaction Document or in any of the Material Agreements or any other document, instrument or agreement executed and delivered by the Corporation or the Guarantor at any time to or in favour of the Holder (including the failure to preserve the first ranking of the security interests (subject to Permitted Encumbrances) created by the Security Documents) and such failure, with respect to such Material Agreements after they should reasonably have become aware, is continuing for five (5) days after the occurrence thereof provided its capable of being cured;

(j)

with respect to Debt of the Corporation or the Guarantor under any agreement with a third party (other than agreements entered into with customers in the ordinary course of business), the Corporation or Subsidiary, as the case may be, fails to pay any principal, interest or other amount pursuant to such agreement when such amount becomes due and payable (whether by scheduled maturity, required repayment, acceleration, demand or otherwise) subject to a three (3) day right to cure provided its capable of being cured (for greater certainty, to run concurrently with any cure period under any such agreement), other than the extension of the payment of trade and accounts payable in the ordinary course consistent with the past practice of the Corporation or Subsidiary, as the case may be, provided such extension has no Material Adverse Effect upon the Holder’s secured position or the Corporation or any Subsidiaries’ assets, business, operations or prospects;

(k)

a notice is sent to or received by the Corporation or the Guarantor from any creditor with respect to the intention of such creditor to enforce its Lien becomes entitled to enforce or otherwise enforces or takes possession of any of the property of the Corporation or Subsidiary, as the case may be, which action could have a Material Adverse Effect on the Holder’s secured position or the Corporation’s and any Subsidiaries’ assets, business, operations or prospects taken as a whole, unless such notice is being contested in good faith by appropriate legal proceedings, reserves satisfactory to the Holder in its discretion have been taken and such notice will not result in, or does not involve, any prospect of the enforcement of such Lien or the sale or forfeiture or loss of any of the property of the Corporation or Subsidiary, as the case may be, that is subject to such notice;

(l)

the Corporation or the Guarantor challenges or threatens to challenge the validity or enforceability of any of the Transaction Documents to which it is party or terminates or repudiates any of them or attempts to do so, or such Transaction Documents or any other document, instrument, agreement or certificate executed and delivered by the Corporation or any of its Subsidiaries to the Holder shall cease to be in full force and effect or fail, in whole or in part, to constitute a legal, valid, binding and enforceable obligation of the Corporation or any of its Subsidiaries, as the case may be;

(m)

any occurrence, development or change (other than an occurrence, development or change to which the Holder consents), which would result in the Senior Secured Notes ceasing to have priority over all other Debt except for Debt secured by Permitted Encumbrances;

(n)

other than as contemplated in (f) above, a distress, execution, warrant, garnishment, attachment, sequestration, levy, writ, or any similar process is issued or enforced upon or against all or any part of the Secured Property, or any third party demand is issued, by the Crown, governmental authority, administrative body or any taxation authority in respect of the Corporation or any of its Subsidiaries or all or any part of the Secured Property, or any other seizure is made in respect of all or any part of the Secured Property;

(o)

any material portion of the Secured Property is damaged or destroyed if proceeds of insurance do not either (i) adequately compensate the Holder if the Corporation does not continue to operate, or (ii) adequately compensate the Corporation in such a way as to allow it to continue to operate consistent with historical practice and performance;

(p)	this Note or any of the Security Documents shall cease to create a valid and perfected Lien;

(q)

any resolution is passed for, the winding up, dissolution or liquidation or amalgamation of the Corporation or any of its Subsidiaries other than with or into the Corporation or another Subsidiary or if the Corporation or any of its Subsidiaries loses its charter by expiration, cancellation, forfeiture or otherwise;

(r)

there occurs any change, condition, event or occurrence which, when considered individually or together with all other changes, conditions, events or occurrences, could reasonably be expected to have a Material Adverse Effect (or a series of adverse effects, none of which is material in of itself but which, cumulatively, results in a Material Adverse Effect) on: (A) the business, operations, assets, financial condition or prospects of the Corporation or its Subsidiaries taken as a whole; or (B) to the extent applicable, the ability of the Corporation to perform any of its Obligations, any of the other Transaction Documents, any other Material Agreement or any document, instrument or agreement executed and delivered by the Corporation or any of its Subsidiaries at any time to or in favour of the Holder; or (C) the ability of the Holder to enforce any of the obligations of the Corporation or its Subsidiaries under this Note or any other of the Transaction Documents; or (D) the priority of this Note and the Security Documents against the Secured Property;

(s)	there is an adverse qualification to any of the financial statements of the Corporation or its Subsidiaries by its auditors; or

(t)

the Holder, acting in good faith and upon commercially reasonable grounds, believes that the prospect of payment or performance of any of the Obligations is or is about to be impaired or that all or any part of the Secured Property is or is about to be placed in jeopardy and the Holder has provided the Corporation with written notice of same.

8.2      Notice of Event of Default

            The Corporation shall promptly give notice in writing to the Holder of the occurrence of any Event of Default or other event which, with the lapse of time or giving of notice or otherwise, would be an Event of Default, forthwith upon becoming aware thereof. Such written notice shall specify the nature of such default or Event of Default and the steps taken to remedy the same. Once the Holder becomes aware of the occurrence of any Event of Default or other event which, with the lapse of time or giving of notice or otherwise, would be an Event of Default, forthwith upon becoming aware thereof, the Holder shall promptly give notice in writing to the Corporation of such (the “Lender’s Default Notice”) .

8.3       Default under Other Encumbrances

            Any amount paid by the Holder before or after the occurrence of an Event of Default on account of monies payable under any Lien upon the Secured Property or any part thereof shall be repaid by the Corporation to the Holder on demand and shall:

(a)	be added to the Obligations and constitute a charge upon the Secured Property; and

(b)	bear interest at the rate of 10% per annum as a reasonable and genuine pre- estimate of damages and not as a penalty.

8.4      Judgment

            Neither the taking of any judgment nor the exercise of any power of seizure or sale shall operate to extinguish the liability of the Corporation to perform the Obligations nor shall such operate as a merger of any covenant or affect the right of the Holder to receive interest at the specified rate, and any judgment shall bear interest at such rate.

ARTICLE 9
REMEDIES

9.1      Consequences of an Event of Default

            Upon the occurrence of an Event of Default, and if such Event of Default is not cured within 10 days after the Corporation receives the Lender’s Default Notice, the Holder may, at its option, provide written notice to the Corporation declaring the Obligations to be immediately due and payable by the Corporation to the Holder. Without the necessity of any further act or formality, but subject to applicable law, the security hereby created by the Security Documents shall become immediately enforceable.

9.2      Limitation of Liability

            The Holder shall not be liable by reason of any entry into or taking possession of any of the Secured Property hereby charged or intended so to be or any part thereof, to account as mortgagee in possession or for anything except actual receipts or be liable for any loss on realization or any act or omission for which a secured party in possession might be liable. The Holder shall not, by virtue of these presents, be deemed to be a mortgagee in possession of the Secured Property. The Holder shall not be liable or accountable for any failure to exercise its remedies, take possession of, seize, collect, realize, sell, lease or otherwise dispose of or obtain payment for the Secured Property and shall not be bound to institute proceedings for such purposes or for the purpose of preserving any rights, remedies or powers of the Holder, the Corporation or any other person in respect of same. To the extent permitted by applicable law, the Corporation hereby releases and discharges the Holder from every claim of every nature, whether sounding in damages or not, which may arise or be caused to the Corporation or any person claiming through or under the Corporation by reason or as a result of anything done or omitted to be done, as the case may be, by the Holder or any successor or assign claiming through or under the Holder under the provisions of this Note, unless such claim is the result of gross negligence or wilful misconduct.

ARTICLE 10
GENERAL

10.1    Releases

            The Holder may in its discretion from time to time release any part of the Secured Property or any other security either with or without any sufficient consideration therefor, without responsibility therefor and without thereby releasing any other part of the Secured Property or any other security or any Person from the security created by this Note or the Security Documents or from any of the covenants herein contained. Each and every portion into which the Secured Property is or may hereafter be divided does and shall stay charged with the Obligations. No Person shall have the right to require the Obligations to be apportioned and the Holder shall not be accountable to the Corporation for any moneys except those actually received by the Holder.

10.2    Expenses

            The Corporation shall promptly pay to the Holder on demand all of the Holder’s reasonable costs, charges and expenses in connection with the enforcement by any means of any provisions hereof or any of the Transaction Documents or the exercise of any rights, powers or remedies hereunder or any of the Transaction Documents, including all such costs, charges and expenses in connection with taking possession, maintaining, completing, preserving, protecting, collecting or realizing upon all or any part of the Secured Property.

10.3    Evidence of Indebtedness

            The Holder shall record the amount of the Obligations owing hereunder from time to time and its records shall constitute, in the absence of manifest error, conclusive evidence of the outstanding Obligations owing to the Holder.

10.4    Whole Agreement

            This Note, the other Transaction Documents and any and all other documents ancillary thereto and executed and delivered in connection therewith, constitute the entire agreement between the parties hereto with respect to the subject matter hereof.

10.5    Time

            Time shall be of the essence of all provisions of this Note and the other Transaction Documents.

10.6    Discharge of Note

            After the Obligations have been irrevocably repaid in full, the Holder shall return the Secured Property to the Corporation, cancel and discharge this Note with respect to any Obligations that are payable by the Corporation to the Holder and at the Corporation’s sole expense, execute and deliver to the Corporation such instruments as shall be necessary to discharge this Note and the Security Documents and any registrations or filings made in relation thereto.

10.7    Communication

            Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by registered mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice or other communication, if mailed by registered mail at any time other than during, or within three (3) Business Days prior to, a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth Business Day after the postmarked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day of the sending (provided it was sent before 4:30 p.m. Toronto time) and the applicable printed facsimile record shall be definitive evidence of the time and date of such facsimile transmission, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an employee of the addressee at such address with responsibility for matters to which the information relates. Notice of change of address shall also be governed by this Section 10.7. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with the foregoing. Notices and other communications shall be addressed as follows:

(a)	if to the Corporation:

Cardero Resource Corp.
Suite 2300 – 1177 West Hastings Street. Vancouver, British Columbia V6E 2K3

Attention: Lawrence Talbot, Vice-President & General Counsel Facsimile: 604-408-7499

with a copy (that does not constitute notice) to:

Gowling Lafleur Henderson LLP 550 Burrard Street, Suite 2300 Vancouver, BC V6C 2B5

Attention: Daniel Allen Fascimile: 604-689-8610

(b)	if to the Holder:

[Redacted]

Attention: Robert C. Kopple, Trustee Facsimile: [Redacted]

with a copy (that does not constitute notice) to:

Owen Bird Law Corporation Bentall 3 595 Burrard Street, Suite 2900 Vancouver, BC V7X 1J5

Attention: Jeffrey B. Lightfoot Facsimile: 604-632-4487

10.8    Successors and Assigns

            This Note shall be binding on the Corporation and its successors and assigns and shall enure to the benefit of the Holder and its successors and permitted assigns. The Corporation may not assign, transfer or delegate any of its rights or obligations under this Note without the prior written consent of the Holder which it may exercise in its sole and absolute discretion. The Holder may only assign this Note together with all security given in support hereof in accordance with the provisions hereof.

10.9    No Set-Off

            The Obligations secured by this Note shall be paid by the Corporation without regard to any set-off, withholding, counterclaim or equities between the Corporation and the Holder whatsoever.

10.10  Permitted Encumbrance

            Notwithstanding any other provision in this Agreement, the parties confirm their intent that the references to Permitted Encumbrances herein are not intended to imply the subordination by the Holder to any Person whatsoever.

10.11  Counterparts

            This Note may be executed in several counterparts and by facsimile transmission, each of which shall be deemed to be an original and all of which when taken together, shall constitute one and the same instrument.

10.12  Conflicts

            In the event of any conflict or inconsistency between this Note and any of the Security Documents, the provisions of this Note shall govern and prevail to the extent of such conflict or inconsistency.

[Remainder of Page Intentionally Left Blank.]

            IN WITNESS WHEREOF the Corporation has executed this Note by its duly authorized signing officer this 8th day of August, 2013.

CARDERO RESOURCE CORP.

By:	(signed) Lawrence Talbot
Name: Lawrence Talbot
Title: Vice-President & General Counsel
Authorized Signing Officer

SCHEDULE “A”

PERMITTED ENCUMBRANCES

“Permitted Encumbrances” means any of the following:

(a)

Liens for taxes, assessments, governmental charges or levies not at the time due unless contested in good faith by all necessary proceedings and reserves satisfactory to the Holder in its discretion have been taken;

(b)

defects or irregularities in title to land, easements, rights of way or other similar rights in land existing at the date of this agreement which in the reasonable opinion of the Holder, in the aggregate do not materially impair the usefulness of such property or the business of the Corporation or its Subsidiaries;

(c)

rights reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, licence, franchise, grant or permit, or by any statutory provision, to terminate the same or to require annual or other periodic payments as a condition to the continuance thereof;

(d)	any reservations, limitations, provisos and conditions expressed in any original grant from the Crown;

(e)

a security interest in cash or governmental obligations deposited in the ordinary course of business in connection with contracts, bids, tenders or to secure worker’s compensation, unemployment insurance, surety or appeal bonds, costs of litigation when required by law, public and statutory obligations, liens or claims incidental to current construction, mechanics’, warehousemen’s, carriers’ and other similar liens arising by operation of law in the ordinary course of business and which are not registered or enforceable against any property of the Corporation and/or its Subsidiaries;

(f)

security given in the ordinary course of business to a public utility or any municipality or governmental or other public authority when required by such utility or municipality or governmental or other authority in connection with the operations of the Corporation and/or its Subsidiaries;

(g)

a security interest in or title retention relating to specific Equipment or motor vehicles (not constituting, for greater certainty, Inventory or any Equipment which may constitute Inventory in the hands of the Corporation or the Guarantor) which is created to secure the unpaid purchase price thereof or retain title thereto until so paid, provided that each such security interest is limited to the Equipment so acquired (and any insurance or other proceeds thereof) and does not secure an amount in excess of the purchase price thereof or any re-advance on the security of the Equipment (for the purpose of this Schedule “A”, “Equipment” and “Inventory” shall have the meaning set out in the Personal Property Security Act (British Columbia), as amended, replaced or supplemented from time to time);

(h)	security given in favour of the Holders to secure the Corporation’s or the Guarantors’ obligations hereunder and thereunder;

(i)	security that is subordinate to that held by the Holders;

(j)

the security interest in a $28,750 cash collateral guaranteed investment certificate granted in favour of Bank of Montreal to secure the advances made pursuant to a corporate credit card issued to the Guarantor by the Bank of Montreal having a credit limit of $25,000;

(k)

until the Luxor Notes are fully repaid, indebtedness under the Luxor Notes or guaranteed by the Luxor Guarantee and security given in favour of Luxor to secure the Corporation and the Guarantor’s obligations thereunder; and

(l)	any other encumbrances the Holder declares in writing to be Permitted Encumbrances including Liens granted by the Guarantors and the Corporation to each other.